SUPPLEMENTAL AGREEMENT

     Whereas BERGEN BRUNSWIG CORPORATION, a New Jersey corporation ("Parent")

and its subsidiary, DMC Acquisition Corp., a North Carolina corporation

("Subsidiary") have this day entered into an agreement and plan of reorganization with SOUTHEASTERN HOSPITAL SUPPLY CORPORATION, a North Carolina

corporation (the "Corporation") and its Stockholders to transfer certain assets of the Corporation to the Subsidiary ("Acquisition Agreement").

     1. INCORPORATION BY REFERENCE.  The representations and warranties set forth in this Supplemental Agreement are hereby incorporated in and made a part of the Acquisition Agreement.  The terms defined in the Acquisition Agreement shall have the same meaning in this Agreement.

     2.0  REPRESENTATIONS AND WARRANTIES OF CORPORATION AND STOCKHOLDERS.  The

Corporation and ELEANOR B. MANNING, RAY MANNING, JR., BETTY ROUSE, THE O.R.

MANNING TRUST, and CAROL SHORT ("Stockholders") jointly and severally represent and warrant to Parent and Subsidiary as follows:

     2.1  ORGANIZATION AND BUSINESS OF THE CORPORATION.

          2.1.1  The Corporation is a corporation, duly organized, validly existing, and in good standing under the laws of the State of North

     Carolina, and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged.

          2.1.2 Complete copies of the Corporation's certificate of

     incorporation, by-laws, as amended, minutes, stock transfer records and agreements, if any, among some or all of the Stockholders have been delivered to Parent.

          2.1.3 The Corporation is engaged in the business of distributing medical supplies and devices and drugs other than controlled substances.

     It is not now and never was a manufacturer of medical devices as the term

     "manufacturer" is defined in FDA Reg. 804.3(k). It is not now and never was an importer of medical devices, but is a minority stockholder of ABCO

     Dealers, Inc., a corporation which does import medical supplies and devices.

     2.2  CAPITALIZATION; FUNDED DEBT.

          2.2.1  The Corporation has an authorized capital stock consisting of the following: 100,000 shares of common stock, par value $100 per share

     ("Corporation Stock") of which 78 shares are issued and outstanding.  All of such shares of Corporation Stock have been validly issued, fully paid,

     are nonassessable, and were issued in compliance with applicable federal and state securities laws.  The Corporation does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating the Corporation to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible thereinto, or any agreements restricting transfer of the Corporation Stock.

     No persons who are now holders of the Corporation Stock, and no persons who previously were holders of the Corporation Stock, are or ever were entitled to preemptive rights other than persons who either exercised or waived those rights.

          2.2.2 Except as set forth on Exhibit 2.2.2 annexed hereto, the

     Corporation has no term or funded debt, or debt of any sort to banks or

     Affiliates.  No event has occurred which (whether with or without notice,

     lapse of time or the happening or occurrence of any other event) would constitute a default by the Corporation which has not been cured or waived under any agreement or other instrument relating to such funded debt or bank loans, and no such funded debt or bank loans are now due or in default.

     2.3  SUBSIDIARIES; ACQUISITIONS; DISPOSITIONS; INVESTMENTS.

          2.3.1 The Corporation does not now, and did not subsequent to December

     31, 1983, directly or indirectly own or otherwise control, acquire or dispose of any corporation, partnership, joint venture or other business entity.

          2.3.2 Exhibit 2.3.2 annexed hereto lists each partnership, joint venture or other business entity in which the Corporation has an investment and describes the nature and extent of that investment.

     2.4  FOREIGN QUALIFICATIONS.

          2.4.1 The Corporation is qualified to do business as a foreign corporation in Virginia and South Carolina.

          2.4.2 The Corporation does not now own, and never has owned, assets

     (including but not limited to order entry devices) which are presently located in any state other than Virginia, North Carolina or South Carolina.

          2.4.3  Exhibit 2.4.3 lists each state into which the Corporation delivers merchandise other than by common carrier, in which its salesmen routinely call upon customers, or in which it files tax returns.

     2.5  OTHER BUSINESS NAMES.  Exhibit 2.5 annexed hereto lists each business name used by the Corporation and its predecessors, if any, subsequent to

December 31, 1983, and each state and county in which any such trade name is registered.

     2.6  OWNED REAL ESTATE.  The Corporation does not now, and never did, own any real estate.

     2.7  LEASED REAL ESTATE.

          2.7.1  Exhibit 2.7.1 annexed hereto contains the name and address of the landlord of each building leased by the Corporation, the date and expiration date of the lease for each of the Premises.  A true copy of each such lease has been delivered to Parent.

          2.7.2  The Corporation is not in default under any such lease and is not aware of any facts which, with notice and/or the passage of time, would constitute such a default.

          2.7.3  Except as listed on Exhibit 2.7.3 annexed hereto, to the best knowledge of the Corporation and the Stockholders, each leased building complies in all respects with municipal, state and federal statutes,

     ordinances, rules and regulations applicable to the construction of the building and its use as a distribution facility, including but not limited to zoning, building, environmental and Occupational Safety and Health regulations, and the Americans with Disabilities Act.

          2.7.4  Except as noted on Exhibit 2.7.4 annexed hereto, the roof,

     exterior walls, and all other structural components of each such building are in good condition; the Corporation is not in default with respect to requirements under applicable lease provisions to make any repairs thereto;


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

     the Corporation has done all periodic maintenance which it has been required to do under applicable lease provisions, and has not deferred any such maintenance; the heating, air conditioning, plumbing and electrical systems of each leased building are in good operating order, ordinary wear and tear excepted.

          2.7.5 Except as otherwise indicated on Exhibit 2.7.5 annexed hereto,

     the Transaction is not described in any such lease as an event which requires landlord's consent, or such consent has been obtained.

          2.7.6 The Corporation has not sublet any portion of any of the

     Premises to a third party.

     2.8  TANGIBLE PERSONAL PROPERTY.  To the best knowledge of the Corporation and the Stockholders, Exhibit 2.8 annexed hereto identifies all items with a cost of more than $1,000 of machinery, motor vehicles, computer equipment,

furniture, fixtures, leasehold improvements, and a11 other tangible personal property owned or leased by, in the possession of, or used by the Corporation in connection with its business on the date hereof.  Exhibit 2.8 also contains an accurate and complete list of all such equipment leased by the Corporation which involve monthly payments of more than $500 on account of any such lease.  That

Exhibit also includes the name and address of the lessor, the expiration date of the lease, and the monthly rent and any additional rent payable under each such lease. Copies of all such equipment leases have been or will promptly be furnished to Parent.  The Corporation is not in default under any of such equipment leases and is not aware of any fact which, with notice and/or passage of time, would constitute such a default.

     2.9  CONDITION OF PERSONAL PROPERTY.  All personal property owned and presently used by the Corporation or leased and used by the Corporation in its business is in good condition, normal wear and tear excepted, and is in good operating order.

     2.10 INTANGIBLE PERSONAL PROPERTY; COMPUTER PROGRAMS.

          2.10.1 To the best knowledge of the Corporation and the  Stockholders,

     Exhibit 2.10.1 annexed hereto contains an accurate and complete list of all intangible personal property owned and used by the Corporation including all distributorship, franchise, or license agreements, (whether the

     Corporation is the grantor or grantee of such distributorship, franchise or license), and of patents, patent applications, inventions, trademarks,

     trademark applications, copyrights, trade names, and securities.  Copies of all written instruments which evidence such intangible personal property have been delivered to Parent.  The Corporation is the sole and exclusive owner of each of said items of intangible personal property; there are no claims or demands against the Corporation with respect to any of such items of intangible personal property, and no proceedings have been instituted,

     are pending, or to the knowledge of the Corporation have been threatened to terminate or cancel any such agreements or which challenge the right of the

     Corporation with respect to any of such assets; and there are no facts known to the Corporation which make it likely that any such agreements will not be renewed at its next expiration date or which might reasonably serve as the basis, in whole or in part, of any claim that any part of the business carried on by the Corporation infringes the patent, trademark,

     trade name, copyright, or other rights of any other person.  Said Exhibit also indicates the name and address of any person (other than the

     Corporation) who owns any patent, patent application, trademark, trademark application, trade name, or copyright used by the Corporation and specifies the date of the agreement authorizing such use.  To the best knowledge of the Corporation and the Stockholders, the Corporation has the unrestricted right to use, free from any rights or claims of others, all trade secrets and customer lists which it has used or which it is now using in connection with the sale of any and all products or services which have been or are being sold by it.

          2.10.2 Exhibit 2.10.2 annexed hereto contains a list of computer programs used by the Corporation, indicating which are owned by the

     Corporation and which are used by the Corporation pursuant to a license from others, in each case identifying the licensor and the date of the license agreement.  A complete and accurate copy of each such license agreement has been delivered to Parent.

     2.11 TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE; CUSTOMER LOAN GUARANTEES; INVENTORY.

          2.11.1 Except as indicated on Exhibit 2.11.1, all Trade Accounts

     Receivable of the Corporation have originated in the ordinary course of its business, are valid and fully collectible and not subject to any defense,

     counterclaim or setoff.  No Trade Accounts Receivable of the Corporation have been factored and payment for all sales is due within 30 days or less after the date of shipment.

          2.11.2  Exhibit 2.11.2 annexed hereto lists all Notes Receivable owned by the Corporation.  All such Notes Receivable arose in the ordinary course of the Corporation's business, are valid and fully collectible and are not subject to any default, counterclaim or setoff, and are enforceable in accordance with their respective terms.  Except as indicated on Exhibit

     2.11.2, each such Note Receivable is in good standing.

          2.11.3 Exhibit 2.11.3 annexed hereto lists each Trade Account

     Receivable and Note Receivable which is collateralized, the nature and amount of that collateral and the priority of the Corporation's security interest in that collateral.  Each such security interest has been duly perfected in accordance with applicable law.

          2.11.4 Exhibit 2.11.4 annexed hereto lists for each loan from a third party which has been guaranteed by the Corporation: the name and address of the customer; the name and address of the lender; the amount and terms of the loan guaranteed; the amount and nature of the collateral, if any,

     securing that loan; and whether the loan is in good standing or in default.

          2.11.5 Exhibit 2.11.5 annexed hereto contains a detailed list of Trade

     Accounts Receivable and Notes Receivable which the Corporation wrote off in each of the three fiscal years ended June 30, 1993 and in the period from

     June 30, 1993 to the date this Agreement.

          2.11.6 The Corporation has delivered to the Subsidiary a complete and accurate aging of the Corporation's Trade Accounts Receivable and Notes

     Receivable as of January 31, 1994.

          2.11.7  All inventory in the Corporation's possession is owned by the

     Corporation and recorded on its books and records.  All such inventory has been valued at replacement cost.  No inventory in the Corporation's possession has been consigned to the Corporation.

          2.11.8 A true and complete copy of the Corporation's return goods policy is annexed hereto as Exhibit 2.11.8.

     2.12 STOCKHOLDERS; TITLE TO CORPORATION STOCK. Exhibit 2.12 annexed hereto contains a complete list of the names, addresses and tax identification numbers of all the stockholders of the Corporation and the number of shares of

Corporation Stock owned by each of them.  Each such person is the record and beneficial owner of the shares of Corporation Stock listed on that Exhibit, owns those shares of Corporation Stock free and clear of any security interests,

liens, encumbrances or claims, and has the right to vote the Corporation Stock in favor of the Transaction without the consent of any other person.

     2.13 TITLE TO ASSETS.  The Corporation has good and marketable title in and to all of its property reflected in the most recent financial statement listed on Exhibit 2.25.1 annexed hereto plus all assets purchased by the Corporation since the date of that financial statement, less all assets which the

Corporation has disposed of in the ordinary course, which property is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind except as otherwise disclosed on Exhibit

2.13 annexed hereto.  The only liens or security interests which exist and, at the Closing will exist, on the Corporation's assets are those which either (a)

secure liabilities disclosed on Exhibit 2.25.1 annexed hereto, (b) secure the ownership interests of lessors of equipment used by the Corporation and disclosed on Exhibits 2.8 or 2.13 annexed hereto, or (c) are liens for current taxes or assessments not yet due.

     2.14 MATERIAL CONTRACTS.

          2.14.1 Exhibit 2.14 annexed hereto identifies the following contracts,

     leases and other obligations to which the Corporation is a party or by which it is bound and which are not identified elsewhere on any other

     Exhibit to this Agreement: (a) contracts with or loans to any of the

     Corporation's stockholders, officers, directors, employees, agents,

     consultants, advisors, salesmen, distributors or sales representatives; (b)

     any employment or consulting contracts with, or covenants against competition by, any present or former employees of the Corporation; (c) any collective bargaining agreement; (d) contracts with suppliers other than purchase orders in the ordinary course of the Corporation's business; (e)

     contracts with customers, including but not limited to Stockless

     Distribution Agreements, other than purchase orders in the ordinary course of the Corporation's business; (f) leases as lessor or lessee of real estate or equipment; (g) deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any of the assets of the

     Corporation are subject to a lien, encumbrance, charge or other restriction; (h) unsecured loans and lines of credit; (i) contracts restricting the Corporation from doing business in any areas or in any way limiting competition; (j) contracts calling for aggregate payments by the

     Corporation in excess of $50,000 and which are not terminable without cost or liability on notice of 60 days or less; (k) contracts providing for the installation or maintenance of equipment purchased or leased by the

     Corporation and requiring payment by the Corporation of more than $500 per month; (1) any joint venture, partnership or limited partnership agreement;

     (m) any other contract which could have a material impact on the

     Corporation's sales, profitability or balance sheet; (n) contracts requiring the Corporation to perform services for others over a period in excess of ninety (90) days from the date of such contract; (o) contracts affecting the transfer or voting of the Corporation Stock; and (p) all commitments to enter into any such contracts, leases or obligations. To the best knowledge of the Corporation and the Stockholders, except as disclosed on Exhibit 2.1.4, the Corporation has in all respects performed all material obligations required on its part to be performed to date under any of such contracts, obligations or commitments to which it is a party or otherwise bound and no default has occurred thereunder, whether waived or not, which could have an adverse effect upon the business or financial condition of, or impose a liability upon, the Corporation.  All parties to such contracts, obligations or commitments with the Corporation are in substantial compliance therewith and no event has occurred which, through the giving of notice or the passage of time or both, would cause or constitute a material default under any such contracts, obligations or commitments or would cause the acceleration of any obligation of any party thereto.

          2.14.2  No purchase commitment is substantially in excess of the normal, ordinary, and usual requirements of the Corporation's business or,

     to the best knowledge of the Corporation and the Stockholders, was made at any price in excess of the then-current market price, or contains terms and conditions significantly more onerous than those which are usual and customary in the Corporation's industry.

          2.14.3  The Corporation has no outstanding bids, sale proposals,

     contracts, or unfilled orders quoting prices which do not include a mark-up over estimated cost consistent with past mark-ups on similar business.

          2.14.4 Copies of the contracts listed or referred to on Exhibit 2.14 annexed hereto have been delivered to Parent.

          2.14.5  No employment contract, consulting agreement or covenant against competition, separately or in the aggregate, has resulted or is likely, as a result of the Transaction, to result in the payment of "Excess

     Parachute Payments" within the meaning of Section 280G of the Code, or in payments in excess of the limitations set forth in Section 162(m) of the

     Code.

     2.15 CUSTOMERS AND SUPPLIERS.

          2.15.1 Exhibit 2.15.1 annexed hereto lists all customers, or groups of related customers, which purchased $1,250,000 or more of goods and services from the Corporation during either of the two (2) fiscal years ended June

     30, 1992 or 1993, the total value of business transacted with such customers annually, and, if applicable, the reasons such contracts were terminated. Exhibit 2.15.1 annexed hereto also describes the Corporation's pricing policies currently in effect with respect to the customers listed on that Exhibit.

          2.15.2 Exhibit 2.15.2 annexed hereto lists all suppliers from whom the

     Corporation purchased $1,450,000 or more of goods and services during the twelve (12) month period ended June 30, 1993.

          2.15.3 To the best of knowledge of the Corporation, none of the customers listed as Exhibit 2.15.1  or the suppliers listed on Exhibits

     2.15.2 intends to terminate or change its relationship with the Corporation in a manner adverse to the Corporation on and after the Closing Date,

     except as disclosed on either or both of those Exhibits.

     2.16 TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES.  Except as

listed on Exhibit 2.16 annexed hereto, or referred to in Note 3 of the Notes to the Financial Statements annexed hereto as Exhibit 2.25.1, there have been no material transactions during the last three years between the Corporation and any director, officer, employee, stockholder or Affiliate, and each such transaction has been on terms no less favorable to the Corporation than those which could have been obtained at the time from bona fide third parties.

     2.17 LABOR MATTERS.

          2.17.1 Annexed hereto as Exhibit 2.17.1 is a list, as of the date of this Agreement, showing the names of all employees of the Corporation, their original dates of employment, job titles and annual rate of pay for salaried employees and hourly rates for hourly employees, rates of commission for commissioned sales persons and amounts to each such sales person during 1993.

          2.17.2  Except as listed on Exhibit 2.17.3 annexed hereto, the

     Corporation is not indebted to nor a creditor of any Stockholder or of any relative of any of such Stockholder except for accrued wages and salaries.

          2.17.3  No employment discrimination or unfair labor practice complaints against the Corporation have been filed, or to the knowledge of the Corporation, threatened to be filed, with any federal or state agency having jurisdiction over the Corporation's labor matters.  The Corporation has not been threatened by any former employee with any suit alleging wrongful termination nor does the Corporation have knowledge of facts which might form a basis for such a suit.

          2.17.4  The Corporation has not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8

     U.S.C. Section 1324a(h)(3). The Corporation has complied, or caused any such agent or independent contractor, to comply with the employment verification and recordkeeping requirements of 8 U.S.C. Section 1324a and 8

     C.F.R.  Section 274a, as amended.

          2.17.5 The Corporation is not a party to any collective bargaining agreement, and has not experienced any strike, slowdown, picketing, work stoppage, labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the Corporation's employees; nor has any application or complaint about the Corporation been filed by an employee of the Corporation or by any union with the National

     Labor Relations Board or any comparable state or local agency, during the

     36 months ended on the date of this Agreement.

     2.18 BENEFIT PLANS; ERISA.

          2.18.1 The Corporation has delivered to the Parent a true and complete copy of the Corporation's 401(k) Plan and the letter dated March 26, 1990 from Internal Revenue Service qualifying the Jefferson Pilot Plan which the

     Corporation adopted on May 26, 1992 (the "401(k) Plan").

          2.18.2 The Corporation adopted and administered the 401(k) Plan in strict compliance with, and filed all reports required by, the Employee

     Retirement Income Security Act of 1974 ("ERISA").

          2.18.3  Without identifying individuals by name, Exhibit 2.18.3 annexed hereto lists the number of employees or their family members who are currently receiving reimbursement for medical expenses or for whom the

     Corporation is making direct medical payments, and the aggregate monthly amount of those payments.

     2.19  INSURANCE. The Corporation has delivered to Parent copies of binders for insurance coverage which the Corporation currently has in effect.

     2.20 LICENSES AND PERMITS.  To the best knowledge of the Corporation and the Stockholders, the Corporation has all material licenses, permits, orders,

approvals and authorizations required by the Corporation for the conduct of its business as presently conducted.  The Corporation is acting within the terms of such licenses, permits, orders, approvals.  To the best knowledge of the

Corporation and the Stockholders, the Corporation has not received any notice of investigation, evaluation or suspension of any such permits, licenses, orders,

approvals or authorizations.  To the best knowledge of the Corporation, no suspension or cancellation of any such licenses, permits, orders, approvals and authorizations is contemplated or has been threatened.

     2.21 AUTHORITY RELATIVE TO AGREEMENT: ENFORCEABILITY. The execution, delivery and performance of the Acquisition Agreement and this Agreement are within the legal capacity and power of the Corporation and the Stockholders;

have been duly authorized by all requisite corporate action on the part of the

Corporation subject only to compliance with the HSR Act and receipt of the consents listed on Exhibit 2.22 annexed hereto.  The Acquisition Agreement and this Agreement each is a legal, valid and binding obligation of the Corporation and the Stockholders enforceable against the Corporation and the Stockholders in accordance with its terms, except insofar as its enforcement may be limited by

(a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors, rights generally and (b) equitable principles limiting the availability of equitable remedies.  All persons who executed the Acquisition

Agreement and this Agreement on behalf of the Corporation have been duly authorized to do so.

     2.22 COMPLIANCE WITH OTHER INSTRUMENTS; CONSENTS.  To the best knowledge of the Corporation and the Stockholders, except as noted on Exhibit 2.22 annexed hereto, neither the execution of the Acquisition Agreement or this Agreement nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the assets of the Corporation under, any provision of any certificate of incorporation, by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, or any other restriction of any kind or character to which the Corporation is subject or by which the Corporation is bound, or require the consent of any third party or governmental agency, except for compliance with the HSR Act.

     2.23 COMPLIANCE WITH APPLICABLE LAWS.

          2.23.1 To the best knowledge of the Corporation and the Stockholders,

     except as noted on Exhibit 2.23.1 annexed hereto, the Corporation is in compliance with the Federal Food and Drug Act, as amended (including, but not limited to, the Safe Medical Devices Act of 1990 and the Fair Packaging

     and Labelling Act), the Americans with Disabilities Act, and all federal,

     state, county, and municipal laws, ordinances, regulations, judgments,

     orders or decrees applicable to the assets owned, used, or occupied by it,

     and the Corporation has received no notice or advices to the contrary.

     Except as noted on Exhibit 2.23.1 annexed hereto, all registrations,

     renewals and reports required by federal, state and local governments,

     including, but not limited to reports to the Food and Drug Administration

     ("FDA"), the Occupational Safety and Health Administration ("OSHA"), state equivalents of such federal agencies issuing licenses or qualifications to import, export, manufacture, assemble or sell various classes and types of products sold by the Corporation, if such licenses or qualifications are necessary, and other reports to similar agencies, board groups or administrations, have been timely filed and all information contained therein is true and correct.  Specifically, but without limitation, the

     Corporation has maintained the records required pursuant to rules promulgated by the Board of Pharmacy of the State of North Carolina.

          2.23.2  The Corporation does not distribute, and has not previously distributed, controlled substances listed in Schedules I and II of the regulations promulgated by the DEA.

          2.23.3 Except as described on Exhibit 2.23.3, the Corporation does not now and never has repackaged or relabelled any of the products which it distributes.

          2.23.4 To the best knowledge of the Corporation and the Stockholders,

     neither the execution of the Acquisition Agreement nor consummation of the

     Transaction will (a) violate any order, writ, injunction, statute, rule or regulation applicable to the Corporation or (b) require the consent,

     approval, authorization or permission of, or the filing with or the notification of any federal, state or local government agency except for compliance with the HSR Act.

          2.23.5 The Corporation's affiliate, Hospital Consultants, Inc. has complied with all Medicare and Medicaid rules and regulations applicable to the conduct of its business.

     2.24 ENVIRONMENTAL COMPLIANCE.

     2.24.1   For purposes of this Agreement,

              (a) "Regulated Substance" includes any pollutant, chemical substance, hazardous wastes, hazardous substances or contaminant regulated under, or defined in or pursuant to the Comprehensive Environmental Response

Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Toxic

Substance Control Act as amended (15 U.S.C. 2601, et seq.) the Clean Air Act as amended (42 U.S.C. 7401 et seq., the Clean Water Act as amended (33 U.S.C. 1251,

et seq.,) and any other federal, state or local environmental law or regulation.

              (b) "Enforcement Notice" means a summons, notice, notice of violation, citation, directive, order, claim, litigation, investigation,

judgment, letter or other communications, written or oral, actual or threatened,

from the United States Environmental Protection Agency ("USEPA"), any other federal, state or local agency or authority, any other entity or any individual,

concerning any intentional or unintentional action or omission resulting or which might result in the Releasing of a Regulated Substance into the air or the waters or onto the lands of the State of North Carolina, or into the air or waters outside the jurisdiction of the State of North Carolina where damage may have resulted or might result to the lands, waters, drinking water supplies,

fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by, or within the jurisdiction of, the United

States, the State of North Carolina or any local government, or into the

"environment", as such term is defined in 42 U.S.C. 9601(8).

              (c) "Releasing" means releasing, spilling, leaking, pumping,

pouring, emitting, emptying, discharging, injecting, escaping, leaching,

disposing or dumping.

          2.24.2 To the best knowledge of the Corporation and the Stockholders,

     the Corporation is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage,

     transportation, recovery, removal, discharge, or disposal of Regulated

     Substances and all laws and regulations with regard to recordkeeping,

     notification and reporting requirements respecting Regulated Substances.

     Except as set forth in Schedule 2.24.2 annexed hereto, the Corporation has not been alleged to be in violation of, nor has it been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years.

          2.24.3 Except those set forth on Exhibit 2.24.3  annexed hereto, there are no facts or circumstances that the Corporation reasonably believes could form the basis for the assertion of any claim against the Corporation relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices asserted under any of the statutes listed in Section 2.24.1(a), the regulations promulgated thereunder or any other federal, state or local environmental law or regulation.

          2.24.4 The Corporation has all permits, approvals and consents under all applicable environmental statutes and regulations to operate lawfully the business which it currently conducts and currently expects to conduct.

          2.24.5 To the best knowledge of the Corporation and the Stockholders,

     none of the real property used and/or occupied by the Corporation has ever been used by previous or current owners, users and/or operators to generate, manufacture, refine, transport, treat, store, handle, dispose,

     transfer or process Regulated Substances, except as listed in Exhibit

     2.24.5 annexed hereto.

          2.24.6 There have been no Regulated Substances generated, transported or disposed of by the Corporation during the past three years except as an integral part of products sold by the Corporation in the ordinary course of its business.  No Regulated Substances have been either disposed of or found by the Corporation, to the Corporation's knowledge, by any other party, at any site or facility operated by the Corporation presently or at any previous time or by any predecessor of the Corporation or by any company whose business or assets have been acquired by the Corporation.

          2.24.7 There are no Enforcement Notices in effect, and the Corporation does not know of and has no reason to know of any facts which might result in the issuance of any Enforcement Notice, with respect to the Corporation or any predecessor in use, occupancy, interest or title to the real or personal property owned or leased by the Corporation.

          2.24.8 Promptly upon learning thereof, the Corporation will advise

     Parent of any facts or circumstances known to the Corporation that it reasonably believes could form the basis for the assertion of any claim against the Corporation relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices asserted under CERCLA, SWDA, or any other federal, state or local environmental statute.  There has been no written communication during the past three years between the Corporation and any federal or state environmental agency.

          2.24.9 The Corporation does not own or use underground storage tanks at any of the Premises.

     2.25 FINANCIAL STATEMENTS.

          2.25.1 The Corporation has delivered to Parent the balance sheets of the Corporation as of June 30, 1993 and 1992, and related statements of net income, changes in stockholders' equity and cash flows for each of the two years and then ended.  A complete and accurate copy of those financial statements is annexed hereto as Exhibit 2.25.1.  Those financial statements have been reviewed but not audited by the accounting firm of Pittman Price

     Co.

          2.25.2 Except as indicated on Exhibit 2.25.2  annexed hereto, those financial statements fairly present the financial position of the

     Corporation and the results of its operations as at the dates and for the periods to which they apply, and such statements have been prepared in accordance with historical procedures adopted by the Corporation which are inconsistent with GAAP to the extent set forth on Exhibit 2.25.2 annexed hereto.

          2.25.3 Except as listed in Exhibit 2.25.3 annexed hereto, no value has been or will be assigned in any of said balance sheets to (a) any intangible items including but not limited to good will, trademarks, trade names, contract rights, customer lists, books and records, restrictive covenants, deferred charges, or prepaid expenses for any item other than taxes, rent or insurance; (b) advertising or promotional material; (c) any asset previously charged to expense; or (d) any other asset which the

     Corporation has previously written off as an expense.

          2.25.4 Except as disclosed on Exhibit 2.25.4, the Corporation had no liabilities (whether absolute, accrued, contingent or otherwise) as at June

     30, 1993 which are required to be reflected in and disclosed on the aforesaid balance sheet as at that date in accordance with GAAP but are not so reflected.  The Corporation has incurred no liabilities whatsoever in addition to those reflected in or disclosed on the balance sheet, except liabilities incurred in the ordinary course of its business subsequent to the date of that balance sheet. Exhibit 2.25.4 also includes a schedule which lists separately all deferred contractual obligations of the

     Corporation, whether or not such obligations are required to be reflected on the aforesaid balance sheet.

          2.25.5  Accounts payable disclosed on the aforesaid balance sheet have been valued at gross invoice amounts without deducting any discounts available to the Corporation.

          2.25.6 The Corporation has delivered to the Parent a printout showing all the Corporation's SKU's which have had no movement since July 31, 1993.

          2.25.7 "Other income" consisted only of items listed on Exhibit 2.25.7 annexed hereto.

          2.25.8  Exhibit 2.25.8 annexed hereto lists all nonrecurring expenses and corporate charges in excess of $50,000 incurred by the Corporation between December 31, 1991 and the date of this Agreement.  Except as set forth therein, there have been no other such expenses or charges, nor will any such expenses or charges be made by the Corporation prior to Closing.

          2.25.9 The Corporation has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any bribe, rebate, payoff, influence payment, kickback, whether in cash, property or services, to any individual corporation,

     partnership or other entity, to secure business or to pay for business secured.

     2.26 RESERVED

     2.27 TAXES

          2.27.1 All tax and information returns required to have been filed by the Corporation are listed on Exhibit 2.27.1 annexed hereto and have been filed with the appropriate authority; and all federal, state and local taxes, (including income, franchise, property, sales, use, value-added,

     withholding, excise, capital or other tax liabilities) charges,

     assessments, penalties and interest ("Tax Liabilities") of the Corporation have been paid to the extent such payments are required prior to the date hereof or accrued on books of the Corporation.  The returns were correct as filed.  The Corporation's financial statements annexed hereto as Exhibit

     2.25.1 include adequate provision for Tax Liabilities incurred or accrued as of the date of the most recent balance sheet included in that Exhibit.

     True and complete copies of the most recent federal, state and local tax returns of the Corporation have been delivered to the Parent.

          2.27.2 The federal tax returns of the Corporation have been audited or examined by IRS through the Corporation's tax periods listed on Exhibit

     2.27.2 annexed hereto.  State and local franchise and sales tax returns have been audited through the tax periods listed on Exhibit 2.27.2 annexed hereto.  No assessments or additional Tax Liabilities have been proposed or threatened against the Corporation or any of its assets, and the

     Corporation has not executed any waiver of the statute of limitations on the assessment or collection of any Tax Liabilities.  No issue has been raised in any such examination which can reasonably be expected to result in a deficiency in any years not covered by that examination.  Adjustments,

     if any, to all such returns have been agreed upon and paid by the

     Corporation or are being contested as indicated on Exhibit 2.27.2.

          2.27.3 Except as indicated on Exhibit 2.27.3 annexed hereto, there are no pending investigations of the Corporation or its tax returns by any federal, state or local taxing authority, and there are no federal, state,

     local or foreign tax liens upon any of the Corporation's assets.

          2.27.4 Exhibit 2.27.4 annexed hereto lists any elections which the

     Corporation has made with respect to the income tax treatment of any items which cannot be revoked without the consent of the Commissioner of Internal

     Revenue.

          2.27.5 The Corporation has valid sales tax resale certificates from all its customers (other than those from whom it collects sales taxes)

     covering all periods which have not been barred by applicable statutes of limitations.

          2.27.6  The Stockholders hereby represent to the Parent that they have sought and received tax advice from, and relied upon, their own tax advisors with respect to the tax free nature of the Transaction and have not received or relied upon any such tax advice from the Parent, the

     Subsidiary or their respective advisors.

     2.28 LITIGATION.  Except as disclosed on Exhibit 2.28 annexed hereto, there are no legal, administrative, arbitration or other proceedings or claims pending or to the knowledge of the Corporation, threatened, against the Corporation, nor is the Corporation subject to any existing judgment which might affect the financial condition, business, property or prospects of the Corporation; nor has the Corporation received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets; nor has the Corporation been subject to any products liability claims during the three years ended on the date of this Agreement.

     2.29 ADVERSE BUSINESS CHANGES.  Except as noted on Exhibit 2.29 annexed hereto or on any other Exhibit annexed hereto, there has not been to the best knowledge of the Corporation and the Stockholders:

          2.29.1 Any adverse change in the working capital, financial condition,

     assets, liabilities (whether absolute, accrued, contingent or otherwise),

     reserves, operating profits, business, or prospects of the Corporation other than changes in the ordinary course of its business, none of which has been materially adverse (either when taken by itself or in conjunction with all other such changes) since the date of the Corporation's most recent financial statements annexed hereto as Exhibit 2.25.1 ("Statement

     Date");

          2.29.2 Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Corporation's business since the Statement Date;

          2.29.3  Any disposition, mortgage, pledge, or subjection to any lien,

     claim, charge, option, or encumbrance of any property or asset of the

     Corporation, any commitment made or liability incurred by the Corporation,

     or any cancellation or compromise of any debt or claim of the Corporation otherwise than in the ordinary course of business since the Statement Date;

          2.29.4  Any dividend or distribution declared, set aside or paid in respect of the Corporation Stock or any repurchase by the Corporation of shares of such Corporation Stock since the Statement Date.

          2.29.5  Any employment contract entered into during the 12 month period ended on the date of this Agreement; or any increase or decrease in the rates of compensation payable, as of the date of this Agreement, to or to become payable by the Corporation to any of its officers, directors employees or agents over or under the rates in effect during the 12 months ended on the Statement Date, other than general increases to personnel made in accordance with past practices; or any declaration, payment, commitment,

     or obligation or any kind, as of the date of this Agreement, for the payment by the Corporation of any bonus, additional salary or compensation,

     or retirement, termination or severance benefits to officers, directors,

     employees or agents.

          2.29.6 Any amendment, termination or threatened termination as of the date of this Agreement, of any material contract, agreement, insurance policy, plan, lease, or license to which the Corporation is a party or by which it may be bound, otherwise than in the ordinary course of business during the 12 months ended on the date of this Agreement;

          2.29.7 Any material change in this Corporation's sources of supply or method of doing business during the 12 months ended on the date of this

     Agreement;

          2.29.8 Any distribution or disposition of the Corporation's assets other than in the ordinary course of business during the 12 months ended on the date of this Agreement;

          2.29.9 Any catastrophic event affecting the Corporation's business or assets such as but not limited to fire, explosion, earthquake, accident,

     flood, condemnation, act of God or public enemy, riot or civil disturbance during the 12 months ended on the date of this Agreement;

          2.29.10 Any loss or threatened loss, as of the date of this Agreement,

     of a customer or group of customers which purchased individually or in the aggregate more than $1,000,000 of goods and services from the Corporation during the 12 months ended on the Statement Date;

          2.29.11 Any loss or threatened loss, as of the date of this Agreement,

     of a supplier or group of suppliers from whom the Corporation purchased individually or in the aggregate more than $1,000,000 of goods during the

     12 months ended on the Statement Date;

          2.29.12 Any material increase in the quantity of any item of inventory or material decrease in the service levels of inventory of the Corporation during the 12 months ended on the date of this Agreement;

          2.29.13 Any decrease in the aggregate gross profit margins realized by the Corporation on all the products which it sold during the three (3)

     month period ended on the date of this Agreement as compared with the same three (3) month period of the preceding year;

          2.29.14 Any termination during the 12 months ended on the date of this

     Agreement of any permit or license issued to the Corporation upon which a material portion of the Corporation's business is dependent; or

          2.29.15 Any purchase of pharmaceuticals other than purchases directly from the manufacturer of those pharmaceuticals during the 12 months ended on the date of this Agreement.

     2.30 BROKERAGE.  No broker or finder has rendered services to the

Corporation or to any Stockholder in connection with the Transaction.

     2.31 EXHIBITS.  All the facts recited in Exhibits annexed hereto shall be deemed to be representations of fact as though recited in this Article 2.

     2.32  FULL DISCLOSURE.  No representation or warranty made by the

Corporation in this Agreement, and no certification furnished or to be furnished to Parent pursuant to this Agreement or the Acquisition Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.0  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.  The Parent

and the Subsidiary hereby represent and warrant to the Corporation and

Stockholders that:

     3.1  ORGANIZATION.  The Parent and the Subsidiary each is duly organized,

validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power to execute, deliver, and perform this

Agreement.

     3.2  AUTHORIZATION. The execution and delivery of this Agreement, the

Acquisition Agreement and the consummation of the Transaction have been duly authorized by the Board of Directors of the Parent and the Subsidiary, or a duly constituted committee of each such Board of Directors.  The Acquisition

Agreement and this Agreement each constitutes the legal, valid and binding obligation of the Parent and the Subsidiary, enforceable against each of them in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.  All persons who have executed this

Agreement and the Acquisition Agreement on behalf of the Parent and the

Subsidiary have been duly authorized to do so.

     3.3  NO THIRD PARTY CONSENT REQUIRED; NO VIOLATION OF OTHER INSTRUMENTS.

Neither the execution nor the performance of this Agreement or the Acquisition

Agreement by the Parent and the Subsidiary requires the consent of any third party, except for compliance with the HSR Act, approval of the New York Stock

Exchange to list the shares of Stock issuable pursuant to the Acquisition

Agreement, and the issuance by the SEC of an order declaring effective the

Registration Statement to be filed by the Parent pursuant to the Acquisition

Agreement, nor will it violate or result in a breach or constitute a default under any provision of any certificate of incorporation, bylaw, indenture,

mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree,

statute, ordinance, regulation or any other restriction of any kind or character to which the Parent or the Subsidiary is subject or by which it is bound.

     3.4  FINANCIAL STATEMENTS.  The Parent has delivered to the Corporation the

Parent's Annual Report to the SEC on Form 10-K and its Annual Report to

Stockholders as of August 31, 1993 which includes its financial statements as of that date and for two years then ended, and its quarterly report to the SEC on

Form 10Q for the three month periods ended December 31, 1993 and November 30,

1992.  Those statements fairly present the consolidated financial position of the Parent and its subsidiaries as at the dates and for the periods to which they apply and have been prepared in conformity with GAAP.

     3.5  NO MATERIAL ADVERSE CHANGE.  Since December 31, 1993, there have been no changes in the consolidated financial condition, assets, liabilities or business of the Parent and its subsidiaries which in the aggregate would be materially adverse to the consolidated condition of the Parent and its subsidiaries.

     3.6  FULL DISCLOSURE.  No representation or warranty made by the Parent or the Subsidiary in this Agreement, and no certification furnished or to be furnished to the Corporation and the Stockholders pursuant to this Agreement or the Acquisition Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

          IN WITNESS WHEREOF, this Supplemental Agreement has been executed and delivered, concurrently with the Acquisition Agreement, as of March 30, 1994.

                                            SOUTHEASTERN HOSPITAL
                                            SUPPLY CORPORATION


/s/  Betty Rouse                            By/s/  Ray Manning, Jr.
- -----------------------------                 ---------------------------------
Betty Rouse                                 Ray Manning, Jr., President


/s/  Carol Short                            /s/  Eleanor B. Manning
- -----------------------------               -----------------------------------
Carol Short                                 Eleanor B. Manning


O.R. MANNING TRUST                          /s/  Ray Manning, Jr.
                                            -----------------------------------
                                            Ray Manning, Jr.
By /s/  Ray Manning, Jr.
   --------------------------
   Ray Manning, Jr., Trustee                BERGEN BRUNSWIG CORPORATION


By /s/  Carol Short                         By/s/  Milan A. Sawdei
   --------------------------               -----------------------------------
   Carol Short, Trustee                     Milan A. Sawdei
                                            Executive Vice President


                                            DMC Acquisition Corp.


                                            By/s/  Cullen F. Smith
                                            -----------------------------------
                                            Cullen F. Smith, President